DEALMAKER ORDER FORM

Customer: Zero Labs Automotive, Inc.	Contact Name: Adam Roe
Address: 1535 Rosecrans Avenue, Gardena, California 90249 United States	Phone: (424) 297-0727
Effective Date: March 6, 2023	E-Mail: adam@zerolabs.com

By its signature below in the applicable section, Customer is hereby entering into agreements between itself, on the one hand, and each of the following entities: (i) Novation Solutions, Inc. (O/A DealMaker), (ii) DealMaker Securities LLC, (iii) DealMaker Transfer Agent LLC (O/A DealMaker Shareholder Services) and (iv) DealMaker Reach LLC (O/A DealMaker Reach) (each a “Company”). Each such agreement (i) includes and incorporates the applicable portion of this Order Form (together with the corresponding schedule, if any), as well as the Terms of Service document linked thereto, and (ii) contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer confirms that it understands the terms of this Order Form and the DealMaker.tech Terms of Service and agrees to be bound by them. There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference), except as entered into by a Company and Customer in writing. All fees are denominated in USD.

CUSTOMER Adam Roe Authorized Representative	NOVATION SOLUTIONS, INC. (O/A DEALMAKER) Rebecca Kacaba Authorized Representative

Customer hereby agrees to the terms set forth in the DealMaker Terms of Service viewable below, and the fees described on Schedule A hereto.

CUSTOMER Adam Roe Authorized Representative	DEALMAKER SECURITIES LLC Mat Goldstein Authorized Representative

Customer hereby engages and retains DealMaker Securities LLC, a FINRA-registered broker-dealer (“DMS”), to provide the applicable services described below, with the fees described on Schedule B hereto. The parties acknowledge that some services are subject to the acceptance by DMS of Customer as a client following DMS’s due diligence review.

CUSTOMER Adam Roe Authorized Representative	DEALMAKER TRANSFER AGENT LLC Mat Goldstein Authorized Representative

Customer hereby engages and retains DealMaker Transfer Agent LLC, a registered Transfer Agent, to provide the applicable services described below, with the fees described on Schedule C hereto.

CUSTOMER Adam Roe Authorized Representative	DEALMAKER REACH LLC Jonathan Stidd Authorized Representative

VOID

Customer hereby engages and retains DealMaker Reach LLC, to provide the applicable services described below, with the fees described on Schedule D hereto.

Schedule "A"
DealMaker Plus Online Portal Hosted by Novation Solutions, Inc. (O/A DealMaker) through "DealMaker.tech"

Platform Setup, Hosting, and Maintenance **$10,000 (due on signing)**

Advance for accountable expenses anticipated to be incurred, and reimbursed to the issuer to the extent not incurred.

Includes

- Setup of deal portal
- Configuration of purchase agreement for electronic submission
- Enablement and/or application to third party payment networks
- Assignment of senior account manager for support resources, including up to two (2) trainings on system for each team user

Monthly Subscription Fee for one DealMaker Engage Portal **$2,000 (monthly beginning in the month Offering goes live)**

The maximum monthly subscription fee charged for the offering will be $24,000.

Includes

- Automated tracking, processing, and reconciliation of investor purchases
- Full analytics suite tracking conversion and other deal data
- DealMaker Engage portal with shareholder engagement tracking and management functionality
- Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent),* selected by Customer, as notified to Novation Solutions, Inc. (O/A DealMaker) in writing
- Support and periodic review with assigned senior account manager

*Additional Seats are available for a cost of $100 per month

Customer's obligation to pay the Monthly Subscription Fee ends in the month in which Customer completes or terminates the Offering. If the Offering ends on a date other than the last date of the month, Customer will be eligible for a prorated refund for that partial month in which the Offering ends.

Following completion of the **Offering**), the Monthly Subscription Fee will convert into a monthly shareholder communication portal fee for access to DealMaker Engage ("**DealMaker Engage Fee**") of $1,000 beginning on the first month following the month in which the Offering terminates. DealMaker Engage Fee continues unless terminated by Customer in accordance with this Agreement. If DealMaker Engage access ends on a date other than the last date of the month, Customer will be eligible for a prorated refund for partial month. Customer acknowledges that DealMaker Engage communication portal is required to use DealMaker Transfer Agent shareholder communication services.

Transaction Fees

The transaction fees described here will not exceed the maximum of $310,500.

Per Investor

Signed & Submitted Subscription Agreement	$15
Recorded Payment	$15

Payment Processing

Secure Bank-to-Bank Payments	2.0%
Credit Card Processing	4.5%
Express/Digital Wire Transfers	1.0%
Payment Refunds	$50
Failed Payment	$5
Reconciliation Report (addressing the status of all investor transactions at the time of the report's preparation)	$250

****NOTE: *Customer may elect to charge each investor a processing fee to cover all or a portion of these fees and expenses.*

The issuer is utilizing an Investor Transaction Fee of 4.5% up to a maximum of $450 per investor on the first $10,000 investment.

Additional Services (optional)

AML Searches	$2.50 per individual / $25 per corporation *(required for Reg A+ offerings)*
Accredited Investor 506c Verification	$50 per individual / $60 per corporation

Customer's use of the AML searches are subject to terms set by First Mile Group, Inc. d/b/a/ Alloy, a Delaware corporation (" ***Alloy***") *and Customer, linked HERE*

There are currently no additional outlined plans of work. Should this change either prior to the Offering commencing or during the Offering, the Form 1-A will be updated as will the 5110 filing to add the additional compensation.

~~**Portal Customizations**~~

~~Customer may request specific customizations or functionality to augment the standard deal portal. Typically, the process is as follows:~~

- ~~Company will outline a plan of the work to be completed, expected lead time to complete, and a fair estimate of costs.~~
- ~~Customer will review the plan and authorize the scope of work~~
- ~~Customer acknowledges that additional deposit fees may be required before work begins~~

- ~~In the event that the relationship between Customer and Company is terminated prior to the completion of customizations, Customer remains responsible for all costs authorized.~~

Schedule "B"
Broker-Dealer Services Provided By DealMaker Securities LLC

Regulation A+ Offerings

$25,000 Advance for accountable expenses anticipated to be incurred, and reimbursed to the issuer to the extent not incurred.
1% cash (payable monthly and based solely on the investments accepted in the Offering in the month of payment), plus filing fees (if applicable, as incurred)

Includes:
(1) Compliance and Consulting Services

Services Provided:

- Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering.
- If necessary, discussions with Customer regarding additional information or clarification on a Customer-invited investor.
- Coordinating with third party agents in connection with performance of services.

The 1% cash fee described above is to be calculated, for each calendar month, as follows:

- One hundred (100) basis points on the aggregate amount accepted in the Offering in that calendar month

(2) Legal Review

Services Provided:

- assisting in the preparation of state, SEC and FINRA filings
- working with Customer's SEC counsel in providing information to the extent necessary
- services necessary and required prior to the SEC / FINRA review and their release of the Offering after completion of their review

(3) Consulting
Ongoing general consulting services relating to the Offering include: coordination with third party vendors and general guidance with respect to the Offering.

(4) Regulatory Corporate Filing Fees

Pass-through fee payable from Customer to DealMaker Securities LLC ("**DMS**"), which will then forward it to FINRA in payment for the filing. These fees are due and payable prior to any submission by DMS to FINRA.

Services DO NOT include providing any investment advice nor any investment recommendations to any investor.

The Maximum Compensation amount associated DMS and its affiliated in this Offering will not exceed eight percent (8.00%).

Schedule "C"
Transfer Agent Services Provided by DealMaker Transfer Agent

LLC Account Setup $2,500

General onboarding and Customer account setup, includes:

- Upload of existing shareholder list
- Customer review and compliance package (directors' resolutions, etc)

Issuance and Record Maintenance Fees (Per Shareholder) - annual

Record Maintenance Fees	
Annual price per shareholder, payable January 1st.	$1.00 per shareholder

Share Issuance Fees - per action	
Electronic Record (Book Entry) security issuance fee per shareholder	
0-199	$10
200-1,999	$8
2,000+	$5

Note: **Prices are standard base fees and subject to additional customization fees.** A condition of the use of DealMaker Transfer Agent LLC services is that Customer continue to pay any and all outstanding fees owing to DealMaker, including software fees for use of the DealMaker Engage software portal on a monthly basis, on the fees and terms established in the Order Form to which this Schedule "C" is attached.

Schedule “D”
Digital Marketing Services Provided by DealMaker Reach LLC

<u>Launch Fee</u> $50,000……. **(due withi[illegible]days after execution of the Services Agr[illegible]ement betwee[illegible] Customer and DealMaker Reach LLC)**

Advance for accountable expenses anticipated to be i[illegible]curred, and reimbursed to the [illegible]suer to the extent not incurred.

<u>Monthly Management Fee (e[illegible]uity)</u> $20,000……..
per the Terms of th[illegible] DealMaker Reach, LLC Servic[illegible]s Agreement **[illegible]nthly, [illegible]mencing after qualification of the [illegible]ring, an[illegible]llected at eac[illegible] closing of the Offering)**

The maximum fee for the Monthly Mana[illegible]ement [illegible] (equity) is [illegible]0,000.

Pay[illegible]ble by issuance of securities of t[illegible], in s[illegible] num[illegible] correspo[illegible]g to the Monthl[illegible] Management F[illegible]e divided by the price of the sec[illegible] at [illegible] appl[illegible]e cl[illegible] of the [illegible]ring.

These securities will be sub[illegible] to t[illegible]ck-up res[illegible]on, [illegible] will [illegible]e sol[illegible]nsferred, assigned, p[illegible]edged, or hypothecated, or be part o[illegible] eco[illegible]ic disposit[illegible]f th[illegible]uriti[illegible]od of 180-days beginn[illegible]ng on the date of the commenceme[illegible] the off[illegible]g.

<u>M[illegible]onthly Servic[illegible]e (ca[illegible]</u>$12[illegible]…… (monthly, commencing on [illegible]e later of (i) the 1st day o[illegible] mo[illegible] follo[illegible] the E[illegible]ve Date and (ii) the fifth day aft[illegible] execution of the Services Agr[illegible]ent [illegible]tween [illegible]nd DealMaker Reach LLC). [illegible] maximum of three mo[illegible]ths of this Mo[illegible] [illegible]vice Fee ([illegible] total not exceeding $36,00[illegible]) shall be payable prior to the q[illegible]alification of [illegible]ring by the SEC).

The m[illegible]ximum Monthly [illegible]e Fee during the period after the [illegible]ommencement of the Offering will be $108,000.

Custom[illegible]er’s obligation to [illegible]ay the Monthly Management [illegible]ee and the Monthly Service Fee ends upon termination of the Offering [illegible]y Customer. If services end on a date o[illegible]her than the last date of the month, Customer will be eligible for a prorated [illegible]efund for a partial month. If Custo[illegible]er and DealMaker Reach LLC agree that DealMaker Reach LLC is to be retained to perform ongoing services [illegible]ter the termination of the Offering, the Monthly Service Fee may be extended on mutual writt[illegible]n agreement of th[illegible] parties.

Any amount p[illegible]able in a[illegible]ance of the Offering will be accountable expenses anticipated to be incurred, and reimbursed to the issuer to the extent not incurred.

The fees described above cover the following services (“*Services*”):

(1) Website design and development:

- Copywriting, wireframing, and website design
- Website development in Webflow
- Integration of tracking, analytics, and pixels
- Ongoing upkeep and management of website content

-

(2) Conversion rate optimization:

- Continuous website content testing to improve the rate of conversion of website browsers (i.e., potential investors) to the status of actual investors

(3) Email marketing:

- Audience building via email capture on landing page
- Copywriting and design for investor educational series (4 to 6-part email series delivered to emails are captured on the website)
- Ongoing email list nurturing via updates repurpose[illegible] Customer's campaign-wide announcements, other relevant news, and webin[illegible]
- Design and implement email capture in K[illegible]o
- Integrate DealMaker webho[illegible]uild in[illegible]or fu[illegible] and tra[illegible]g of investor progress/status

([illegible]) Google Ads:

- Search, Display, [illegible]ogle [illegible]scovery, [illegible] Yo[illegible]be
- Creation of ad d[illegible]ns, [illegible]y, and au[illegible]ce [illegible]eting [illegible] Google Ads platform
- Ongo[illegible]esting [illegible]d c[illegible] and creat[illegible]

([illegible]) Paid Social[illegible]

- Faceboo[illegible]d In[illegible]gram p[illegible]nd retargeting
- Creation o[illegible] d[illegible]gns, copy, [illegible] audience targeting
- Ongoing tes[illegible]ad copy and creative

(6) Video production[illegible]

- o Creating campaign video to highlight the investment opportunity
- o Storyboarding, scripting, and site selection for video shoot
- o Up to two (2) full days of video shooting
- o Up to three (3) revisions on final campaign video

(7) Partnership[illegible]

- Source and negotiate private ad placements with relevant publishers and email newsletters

(8) Campaign forecasting:

- Advertising spend and campaign timeline projections based on Customer goals and campaign metrics

(9) Reporting:

- Regular calls weekly for month one after launch and two calls per month thereafter
- Strategic planning, implementation, and execution of the marketing budget
- Coordinating with third party agents in connection with performance of services

THE FEES DESCRIBED ABOVE DO NOT COVER:

- ~~Expenses, which will be reimbursed by Customer to DealMaker Reach LLC *only if* (i) proposed in a written statement from DealMaker Reach LLC to Customer and (ii) approved in writing by Customer in advance of the proposed incurrence.~~

NB: Ownership of securities issued by Customer to DealMaker Reach LLC in connection with the services provided to Customer may be registered in the name of Novation Solutions USA Inc.

The transfer of the securities from DealMaker Reach LLC to Novation Solutions USA Inc., as an affiliated entity will not be prohibited in relation to the Lock-up provision, since it meets the stipulations of FINRA Rule 5110(e)(2)(B)(i) and Novation Solutions USA Inc. will remain subject to the Lock-up provision for the remainder of the 180-day Lock-up period.